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EXHIBIT 10.4

P&F INDUSTRIES, INC.

EXECUTIVE INCENTIVE BONUS PLAN

        Purpose.    The P&F Industries, Inc. Executive Incentive Bonus Plan (the "Plan") is intended to increase the profitability of P&F Industries, Inc. (the "Company") by giving the officers of the Company a financial stake in the growth and profitability of the Company. The Plan has the further objective of enhancing the Company's executive compensation package, thus enabling the Company to attract and retain executive officers of the highest ability.

Definitions.

        "Award Period" shall mean a measuring period of one Fiscal Year.

        "Board" means the Board of Directors of the Company.

        "Bonus" shall mean a cash payment made by the Company to a Participant after an Award Period all as calculated and as more fully set forth under Section 5 hereof.

        "CEO" shall mean the Company's Chief Executive Officer.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" shall mean P&F Industries, Inc., a Delaware corporation.

        "Fiscal Year" shall mean the Fiscal Year of the Company which ends on December 31 of each year.

        "Participant" shall have the meaning set forth in Section 4(a).

        "PBT " shall have the meaning set forth in Section 5 hereof.

        "Salary" shall mean a Participant's base salary for a Fiscal Year, including amounts which the Participant elects to forego to provide benefits under a plan which satisfies the provisions of Section 401(k) or Section 125 of the Code, exclusive of all bonuses paid or accrued with respect to that Fiscal Year, whether or not pursuant to a plan or program.

        "Supplemental Bonus" shall mean a cash payment made by the Company to a Participant in addition to a Bonus for an Award Period determined pursuant to Section 6(b) below.

        "VP Finance" shall mean the Company's Vice President and Chief Financial Officer.

Administration, Amendment and Termination.

        The Plan shall be administered by the Board acting by a majority vote of its members. The Board shall have the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer or interpret the Plan. The Company's adoption and continuation of the Plan is voluntary. The Board shall have the power and authority to extend, amend, modify or terminate the Plan at any time, including without limitation, to change Award Periods, to determine the time or times of paying Bonuses, to establish performance and PBT goals, and to establish such other measures as may be necessary to meet the objectives of the Plan. An action to terminate or to substantively amend or modify the Plan shall become effective immediately upon its adoption or on such date as specified by the Board, but not with respect to any Fiscal Year prior to the Fiscal Year in which the Board so acts.

        All actions taken and all determinations made by the Board in accordance with the power and authority conferred upon the Board under subsection (a) above shall be final, binding and conclusive on all parties, including the Company and all Participants.

Participants.

        The CEO, VP Finance and those key executives of the Company or any subsidiary selected by the Board for participation in any Fiscal Year shall be entitled to participate in the Plan for each Fiscal Year or portion thereof (the "Participants", or individually, "Participant").

        Prior to the beginning of any Award Period or, in the event that a person first becomes a Participant after the beginning of an Award Period, with respect to such person at such time as he first becomes a Participant, the Board shall determine the level for such Award Period at which Participants will participate in the Plan and set forth the names of such participants and the respective performance requirements of such level or levels in a schedule attached hereto as Exhibit A; provided, however, that the CEO and the VP Finance shall participate in the Plan as set forth in Section 5 below.

Calculation of Bonuses.

        Each Participant shall be entitled to payment from the Company of a Bonus based upon a percentage of the PBT for an Award Period as set forth in this Section 5, or such other performance requirement for an Award Period as set forth on Exhibit A hereto. For purposes of this Plan, "PBT" shall mean the pre-tax profits of the Company prior to the calculation of any bonus hereunder, as determined in accordance with generally accepted accounting principles, and adjusted for any additions or reductions thereto that the CEO recommends and the Board approves in order to eliminate the effect of extraordinary or non-recurring items of income or loss (including without limitation the write off of goodwill resulting from any acquisition by the Company).

        CEO.    The CEO shall be entitled to a Bonus under the Plan based on the following formula: Prbase - (n(n+1))/2P1rinc - (P - Po - np1)(n+1)rinc where the following symbols have the following meanings.

P	=	PBT for the year
Po	=	$8,250,000
p1	+	$750,000
n	=	((P - $8,250,000)/$750,000)) (rounded down to the nearest whole number)
rbase	=	0.092
rinc	=	0.00533

        VP Finance.    The VP Finance shall be entitled to a Bonus under the Plan based on the following formula: Porbase + np1rbase + (n(n + 1))/2p1rinc + (P - Po - np1)(rbase + (n+1)rinc) where the following symbols have the following meanings.

P	=	PBT for the year
Po	=	$7,500,000
p1	+	$750,000
n	=	((P - $7,500,000)/$750,000)) (rounded down to the nearest whole number)
rbase	=	0.02
rinc	=	0.00291

Example: By way of example, if the PBT for any given year were $10,000,000, the above formulas would produce the following bonuses for the CEO and VP Finance, respectively.

        CEO Bonus = (10,000,000 × 0.02) - (2(2 + 1))/2 × 750,000 × 0.00533) - [10,000,000 - 8,250,000 - (2 × 750,000)][(2 + 1) × 0.00533] = $904,010

        VP Finance Bonus = (7,500,000 × 0.02) + (3 × 750,000 × 0.02) + [(3(3+1))/2 × 750,000 × 0.00291] + [(10,000,000 - 7,500,000 - (3 × 750,000))(0.02 + ((3+1) × 0.00291))] = $216,005

        The Bonus formulas set forth above for the CEO and VP Finance are intended to calculate Bonuses based on PBT between $1,500,000 and $15,000,000. To the degree that PBT for any given year is less than $1,500,000, no Bonus will be paid under this Plan to the CEO or VP Finance unless the Board authorizes a Supplemental Bonus. To the degree that PBT for any given year is more than

$15,000,000, the Board shall develop alternative formulas. To the degree that PBT for any given year is more than $15,000,000 and if the Board does not develop alternative formulas then $15,000,000 shall be used as PBT in the above formulas.

        Nothing in this Section 5 shall be used to create any presumption that Bonuses under the Plan are the exclusive means of providing incentive compensation for officers, it being expressly understood and agreed that the Board has the authority to authorize payments to the Participants, in cash or otherwise, based on PBT or otherwise, other than Bonuses under this Plan.

        As soon as practicable following the end of an Award Period, the Board shall formally determine the degree to which each Participant has achieved the performance requirements of their respective levels and certify in writing the Bonuses to be awarded to such Participants.

        In addition to any bonus calculated pursuant to Section 5(f) above, the Board may, in its sole discretion, authorize a Supplemental Bonus for an Award Period of up to 20% of a Participant's Salary in the event of extraordinary performance or unusual, unique or extraordinary circumstances during an Award Period.

        Payment of Awards.    Bonuses shall be paid in cash within fifteen days after the Board has made its determination pursuant to Section 5 above.

Termination of Employment.

        Other than as set forth in Section 7(b) below, a Participant may not receive a Bonus for any Award Period if the Participant's employment by the Company has terminated, for any reason whatsoever, with or without cause, prior to the end of such Award Period.

        If during an Award Period, a participant dies, becomes disabled, or retires, as determined by the Board, such Participant (or the Participant's designated beneficiary) shall be paid an amount equal to the amount which would have been paid if the Participant had been a Participant for the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was employed by the Company and the denominator of which is the number of days in the Award Period.

Assignment and Alienation of Benefits.

        To the maximum extent permitted by law, a Participant's right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

        If any Participant becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any rights to a benefit hereunder, then such right or benefit, in the discretion of the Board, may be terminated. In such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or the dependents, or any of them, in such manner and portion as the Board may deem proper.

Miscellaneous.

        The establishment of this Plan shall not be construed as granting any Participant the right to remain in the employ of the Company, nor shall this Plan be construed as limiting the right of the Company to discharge a Participant from employment at any time for any reason whatsoever, with or without cause.

        The section headings in this Plan are for convenience only; they form no part of the Plan and shall not affect its interpretation.

        This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

P&F INDUSTRIES, INC.
By:	/s/ RICHARD A. HOROWITZ

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P&F INDUSTRIES, INC. EXECUTIVE INCENTIVE BONUS PLAN